Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Unity Biotechnology, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	2,271,580(2)	$1.89(3)	$4,293,286.20	$0.00014760	$633.69

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$4,293,286.20		$633.69

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$633.69

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock, par value $0.0001 per share, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents (i) 2,143,000 New Warrant Shares (as defined in the registration statement), and (ii) 128,580 Placement Agent Warrant Shares (as defined in the registration statement).
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The Nasdaq Capital Market on December 5, 2023, which such date is within five business days of the filing of this registration statement, of $1.89 per share.